Filed pursuant to Rule 433

Registration No. 333-281921

Issuer Free Writing Prospectus dated November 10, 2025

Relating to Preliminary Prospectus Supplement dated November 10, 2025

ILLUMINA, INC.

FINAL TERM SHEET

November 10, 2025

$500,000,000 4.750% Notes due 2030

Issuer:	Illumina, Inc.

Format:	SEC Registered

Title of Securities:	4.750% Senior Notes due 2030 (the “Notes”)

Ratings*:	Moody’s: Baa3 (Stable) S&P: BBB (Stable) Fitch: BBB (Stable)

Trade Date:	November 10, 2025

Settlement Date**:	November 25, 2025 (T+10)

Principal Amount:	$500,000,000

Maturity Date:	December 12, 2030

Coupon (Interest Rate):	4.750%

Benchmark Treasury:	UST 3.625% due October 31, 2030

Benchmark Treasury Price and Yield:	99-20; 3.708%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	4.758%

Price to Public:	99.962% of the Principal Amount

Interest Payment Dates:	Semi-annually on June 12 and December 12 of each year, commencing on June 12, 2026

Make-Whole Call:

Prior to November 12, 2030, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming such Notes matured on November 12, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, less (b) interest accrued to the redemption date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in each case, any accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

Par Call:	On or after November 12, 2030, the Company may redeem the Notes at its option, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP Number:	452327 AR0

ISIN Number:	US452327AR08

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

Co-Managers:	U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC Academy Securities, Inc. Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the date of delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before the date of delivery should consult their advisors in this regard.

The issuer has filed a registration statement (including a prospectus dated September 4, 2024) and a preliminary prospectus supplement dated November 10, 2025 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Goldman Sachs & Co. LLC and BofA Securities, Inc. can arrange to send you the prospectus and the prospectus supplement if you request them by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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